Exhibit (a)(5)(W)

Equity FAQ

1. What will happen to my stock options, time-based restricted stock units (RSUs), and performance-based restricted stock units (PSUs) upon the closing of the acquisition of Cerner by Oracle?

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Before reading the below, please note that these responses refer to a particular milestone within the acquisition process called a “change in control” or “change of control,” which, for purposes of the Oracle transaction, is the closing of the acquisition of Cerner by Oracle. These responses outline what will happen to different types of equity awards at that point in time. Cerner shareholders have received a tender offer from Oracle, meaning Oracle has offered to purchase vested shares of Cerner stock for $95.00 per share. If you have questions about the tender offer, please refer to the section titled “Tender offer FAQ.”

•	All vested RSU and PSUs will be converted into the right to receive $95.00 per share, plus any accrued dividend equivalents, and less any applicable tax withholding.

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All vested stock options will be converted into the right to receive $95.00 per share underlying each option, minus the exercise price per share and any applicable tax withholding. If you do not know the exercise price of your option grant, you can access your grant documentation from your Morgan Stanley StockPlan Connect account. For information about tax withholding, please contact your tax advisor. Nothing herein shall be construed as tax advice. Until the acquisition closes, there are no changes to how you would normally manage vested stock options. For example, if you choose to exercise your vested stock options before the acquisition closes, then the shares received upon exercise can either be sold during non-blackout periods before the close of the acquisition or may be tendered as part of the tender offer. Unvested stock options will be treated differently; please refer to question #2 about change in control provisions and how they affect vesting schedules.

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Unvested RSUs and unvested stock options at closing will be converted into awards covering Oracle stock with identical terms and the same overall value. The number of shares and/or exercise price of Oracle equity awards may be different than your Cerner equity awards, reflecting the exchange from Cerner to Oracle equity, but the overall value will be preserved in the conversion.

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On the closing date, the performance goals for unvested PSUs will be deemed earned at the greater of target or actual performance, based on pro-rated performance goals as of the closing date. The value of those “earned” PSUs will then be converted into time-based RSU awards of Oracle stock that will vest on the vest date set forth in your original award agreement. Just like the above, the number of Oracle PSUs may be different than the number of Cerner PSUs, reflecting the exchange from Cerner to Oracle, but the overall value you receive through the conversion will be equivalent to the value of the “earned” portion of your original Cerner PSUs.

2. Our equity awards contain change in control provisions; will these be honored?

Yes, any change in control trigger contained in the terms of a grant of equity to associates will be honored. Please review the language in your award agreement, which can be accessed through your Morgan Stanley account. Here are more details about change in control triggers based on the equity award’s issue date:

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Unvested Options and RSUs issued before 1/1/2021: In general, 50% of any unvested award will immediately vest upon a change in control, with the remaining 50% to be converted into an Oracle equity award with the same vesting schedule and value as the Cerner equity award. The number of shares and/or exercise price will be converted to reflect the exchange from a Cerner equity award to an Oracle equity award, but the overall value will not change.

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In addition, if you are involuntarily terminated without cause or you resign for “good reason” within 12 months following a change in control (i.e., within 12 months following the closing of the acquisition by Oracle), the remaining 50% will vest in full. Unless otherwise defined in an agreement between you and Cerner, “good reason” means any reduction to an associate’s annual base salary without the associate’s express written consent; provided certain notices are given by the associate and Cerner has an opportunity to fix the basis for which the claim is being made.

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Unvested RSUs and PSUs issued during 2021: These awards will be converted to timed-based Oracle RSUs of equivalent value and will continue to vest on the same vesting schedule as the Cerner equity awards. With respect to PSUs, the amount “earned” (as described above) will be converted to the time-based Oracle RSUs. If you are involuntarily terminated without cause or you resign for good reason within 12 months of a change in control (i.e., within 12 months following the closing of the acquisition by Oracle), the vesting of the converted RSUs or PSUs will be accelerated.

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Unvested RSU awards issued in 2022: In general, RSUs will vest on a prorated basis following a change in control only if you are involuntarily terminated without cause or you resign for good reason prior to the first vest date. The calculation used to determine the number of prorated RSUs is: the number of days you were employed after the grant date, divided by 365, multiplied by the number of RSUs scheduled to vest on the first vest date.

•	For unvested PSU awards issued in 2022:

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On the closing date, the performance goals with respect to any performance period that has not completed as of the change of control will be deemed achieved at the greater of target or actual performance, based on prorated performance goals through the closing date. Such award will then remain subject to vesting based on continued employment or engagement through the vest date set forth in your original award agreement; and

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If an associate is involuntarily terminated without cause or resigns for good reason after the closing date but within one year following the grant date, the PSU generally will vest on a prorated basis on the date of termination/resignation for good reason. PSUs are prorated based on the number of days employed following the grant date, divided by 1,096, multiplied by the number of PSUs deemed achieved at the change in control.

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The above descriptions are general in nature and may differ from your specific award. Please see your specific award agreement in your Morgan Stanley account for the terms applicable to your award as those control over this FAQ.

Example A – An associate has the following UNVESTED RSUs at the time of a change in control:

Grant Year	Unvested RSUs	RSUs that will vest	Cerner RSUs that will be converted to Oracle RSUs of equivalent value
2020	1,000	500	500
2021	2,000	0	2,000
2022	3,000	0	3,000

As a reminder, any shares that are VESTED are fully owned by the associate; therefore, if the acquisition closes and there is a change in control, all vested RSUs will be converted into the right to receive $95.00 per share, plus any accrued dividend equivalents, and less any applicable tax withholding.

Example B – An associate is terminated involuntarily without cause or resigns for good reason within one year following the closing of the acquisition and has the following UNVESTED RSUs:

Grant Year	Unvested RSUs at Termination	Cerner RSUs Vesting upon Termination
2020	500	500 (note that 250 of these RSUs would have vested at the close)
2021	2,000	2,000
2022	3,000	If termination is within one year following the grant date, a prorated amount of RSUs will vest based on the number of days worked after the grant date and the number of RSUs that are subject to vest on the first vest date.

The above descriptions are general in nature and may differ from your specific situation. Please see your award agreement in your Morgan Stanley account for the terms applicable to your award. In the event of a conflict between your award and this FAQ, you award agreement will govern the terms of your award.

3. Can I continue to exercise my options and otherwise trade my vested Cerner shares?

Yes; you may exercise vested stock options and sell vested shares any time prior to change in control (subject to applicable trading policies for all associates and covered persons). If your vested stock options are set to expire prior to the transaction closing, you will need to take action prior to the expiration date or they will be forfeited in accordance with their terms.

4. What will happen to Cerner shares I own in my 401(k)? Can I reallocate the investments in my 401(k) prior to close?

Prior to change in control, you may continue to transact your shares of Cerner Stock in the 401(k), excluding shares that you tender during the tender offer period. However, Fidelity may place a freeze on certain stock fund transactions, including all exchanges out, loans, withdrawals and distributions, as the end of the tender period approaches.

Upon change in control, shares held in the Cerner stock fund within the 401(k) will be paid $95.00 per share and deposited into a money market fund within the 401(k). At that time, associates will be able to invest assets from the money market fund into other investment options within the 401(k). This applies to both tendered and non-tendered shares.

Tender offer FAQ

1. What is a tender offer?

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A tender offer is a public offer from a person, group or business to purchase stock from a company’s shareholders for a certain price at a certain time. If a shareholder accepts the offer to tender their shares, they will tender (agree to sell) their shares to the offer after the conditions for completing the tender offer are met.

2. Why am I receiving an offer to tender my shares?

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Oracle (via its affiliates) has announced a tender offer to acquire the outstanding shares of Cerner Corporation common stock as part of its intent to acquire Cerner. When a public company is acquired through a tender offer, the acquiror seeks to purchase enough of the company’s shares to take control of the company.

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If you have received a solicitation to tender your common stock, it is because you are a Cerner shareholder. As a Cerner associate and shareholder, you may own shares of Cerner stock that you (i) acquired through the associate stock purchase program (ASPP), (ii) received as compensation in the form of stock options, time-based restricted stock units (RSUs) or performance-based restricted stock units (PSUs), (iii) accumulated in your account in the Cerner Corporation Foundations Retirement (401(k)) Plan, or (iv) have purchased independently on the open market.

3. How will I receive information about the tender offer?

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If a shareholder is the record holder of Cerner shares, it will receive information about the tender offer directly from Oracle’s depository for the tender offer, American Stock Transfer & Trust Company, LLC. Otherwise, beneficial owners that hold their shares through a brokerage firm will receive information about the tender offer via email or post office mail from the brokerage firm where such shares are held. This may include Fidelity, Morgan Stanley or companies that work with them, such as Broadridge.

4. Why isn’t Cerner sending me any information?

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The tender offer is made by Oracle directly to Cerner shareholders, so relevant communication will be sent from the brokerage firms or information agents that are assisting with the tender offer. Information is also included in regulatory filings, which are accessible to the public on the SEC’s website (www.sec.gov).

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Unless you have moved shares acquired from Cerner for compensatory purposes or via the ASPP to another broker, your Cerner shares will be held in your account(s) at Morgan Stanley. Any shares you own within the 401(k) plan will be held in your account at Fidelity.

•	Any shares purchased independently on the open market will be held at the brokerage through which you purchased such shares.

5. What do I have to do?

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You will need to decide whether to accept the offer and tender (sell) your shares. You will receive communication from your broker, such as Morgan Stanley or Fidelity, with information about how and when to tender your shares. You should contact the institution that holds your shares for more details if you need them.

6. Should I tender my shares?

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Each shareholder must make their own decision about the tender offer. But, Cerner Corporation’s Board of Directors has unanimously recommended that Cerner’s shareholders accept the offer and tender (sell) their shares to Oracle in the offer. See Cerner’s Schedule 14D-9, as amended, available at www.sec.gov.

7. I’ve received communications about tendering my shares but am confused about next steps. Who can I contact for guidance?

•	If you have questions about your individual situation, please speak with:

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Innisfree M&A Incorporated, which is the information agent for the tender offer. Innisfree is responsible for communicating details about the transaction to shareholders. You can call them toll free at 877-456-3402.

•	The broker where your shares are held (see next question).

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Your personal financial advisor, if you have one. If you are contacted by a third-party financial advisor, please note that Cerner is not affiliated with any third-party financial advisors and has not instructed them to reach out to you, nor does Cerner endorse them.

8. How do I contact my broker(s)?

•	You will likely find contact information for your broker on the letter received from your broker with the tender offer materials. This is the best place to start.

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If your Cerner shares are held in an account with Morgan Stanley or Fidelity (for the 401(k) plan), you have received information about the tender offer directly from them with specific contact numbers.

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Associates who hold shares in a Morgan Stanley Access Direct account received an email to the address associated with their account the week of Jan. 24, 2022, with instructions to call 1-866-227-2737 to tender shares.

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Associates who hold shares in a StockPlan Connect account received a notice regarding the tender offer via mail on Jan. 25 and can either email or fax the tender offer election form back to Morgan Stanley. Refer to the instructions provided with the notice. You can also find the relevant documentation in your Morgan Stanley StockPlan Connect account (stockplanconnect.morganstanley.com) under Documents – Other.

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Associates who hold shares in the Cerner Corporation Foundations Retirement (401(k)) Plan through Fidelity have received notices by email or mail (depending on your account settings) and have the option to direct Fidelity to tender some or all of the shares online, by mail, or by hand or overnight delivery.

9. What happens if I tender my shares?

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If you accept the tender offer and tender (sell) your shares, you will receive $95.00 cash per share (subject to any required tax withholding and without interest) upon closing of the tender offer (which will be near closing of the transaction). Your broker(s) can provide a more specific timeframe around when to expect the payment after the deal closes.

10. Can associates who are on the restricted trading list and in a blackout period still tender their shares?

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Yes, associates can accept the offer to tender shares while in a blackout period. If you accept the tender offer and then later withdraw your acceptance, then the normal blackout rules will apply for any transacting in your shares.

11. If I accept the offer, how will I get paid?

•	The payment will be deposited in your brokerage account upon closing of the tender offer (which will be near closing of the transaction).

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Here’s how it works: American Stock Transfer & Trust Company, LLC, is serving as the “depositary” of the tender offer. If you accept the tender offer and tender your shares, your broker(s) will submit the necessary information on your behalf. Oracle will then deposit payment with American Stock Transfer & Trust Company, LLC, and American Stock Transfer & Trust Company, LLC will transmit the payment to your broker, who will then deposit it into your brokerage account.

12. Will I have to pay any fees or commissions?

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Possibly. If you own your shares through a broker (or other nominee), they may charge you a fee for tendering your shares on your behalf. You should talk to your broker to determine whether any charges will apply.

13. Will I have to pay taxes?

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Possibly. The payment you receive for your shares, whether you tender them in the tender offer or whether they are cashed out upon the completion of the merger, will be a taxable transaction for U.S. income tax purposes. We urge you to consult with your own tax advisor as to the particular tax consequences to you.

14. What happens if I don’t tender my shares?

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The proposed acquisition of Cerner by Oracle is to be structured in two steps – a tender offer to be followed by a merger of Cerner Corporation with an affiliate of Oracle. If all conditions to the tender offer are satisfied (or waived), the tender offer will be “consummated,” which means any tendered shares of stock will be purchased by Oracle. Following the consummation of the tender offer, Cerner will be merged with an affiliate of Oracle, with Cerner continuing as the surviving corporation and as a wholly owned indirect subsidiary of Oracle, at which time the remaining shares of our common stock would cease to be publicly traded and Cerner’s stockholders who do not tender their shares (other than stockholders who properly exercise appraisal rights) will receive $95.00 cash per share. In other words, if you do not tender your shares during the tender offer period, they could be cashed out anyway if the deal closes. You will receive the same amount of cash per share that you would have received if you had tendered your shares during the tender offer period ($95.00 per share).

•	Therefore, if the offer is consummated and the merger is completed, the only differences to you between tendering your shares and not tendering your shares in the offer are that:

•	You will be paid earlier if you tender your shares in the offer; and

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Appraisal rights will not be available to you if you tender shares in the offer, but will be available to you in the merger if you do not tender your shares in the offer. Appraisal rights refer to a legal right of stockholders to request a judicial proceeding or independent valuation of a company’s stock to determine its fair value price.

15. What is the deadline to tender shares?

•	The tender offer deadline is currently 12:00 midnight, Eastern Time, at the end of the day on June 6, 2022. You can read more about that here.

•	This date may be extended by up to 20 days one or more times, until the “outside date,” if the conditions of the offer aren’t met.

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The initial outside date as stated in the offer is June 21, 2022. In certain circumstances (largely due to regulatory approvals), the outside date also may be extended until Dec. 20, 2023, which means it is possible the offer will not expire until then.

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Cerner does not know whether further extensions of the offer period will occur or when the conditions to the closing of the offer will be met. Please continue to read the updates in Cerner’s and Oracle’s public filings as they are made – this information will also be posted to the Integration Updates SharePoint site as it is available.

16. I have questions beyond what is answered here. How can I get more information?

•	Please refer to the publicly filed tender offer materials filed by Oracle and Cerner (available at www.sec.gov) or contact one of the following:

•	The information agent, Innisfree M&A Incorporated, toll free at 877-456-3402

•	The broker where your shares are held (i.e., Morgan Stanley, Fidelity, etc.)

•	Your personal financial advisor

17. Some of my Cerner shares are vested, and some are not. Does the tender offer include unvested shares?

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No. The tender offer is for all issued and outstanding shares, which means only vested Cerner stock. If the merger is completed and you have vested equity awards (whether stock options, RSUs or PSUs), those vested awards will receive merger consideration (less any exercise price and/or taxes). If the merger is completed and you have unvested equity (whether stock options, RSUs or PSUs) when the deal closes, unvested equity will be converted into unvested equity of Oracle Corporation with identical terms and the same overall value. The number of shares and/or exercise price will be converted to reflect the exchange from Cerner stock to Oracle stock, but the value will not change. Please refer to the previous FAQs titled “Questions about equity, including stock options, RSUs, PSUs” for more information.

18. My shares are in Cerner’s 401(k) plan. What happens if I tender them?

•	Please refer to the previous FAQs titled “Questions about equity, including stock options, RSUs, PSUs.”

•	For additional questions about shares held in the Cerner 401(k) plan, please contact Fidelity.

Associate Stock Purchase Plan (ASPP) FAQ

1. How does this proposed acquisition affect Cerner’s ASPP?

The key changes to the ASPP that will occur or occurred in connection with the proposed acquisition of Cerner by Oracle include:

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The option period that began on Jan. 1, 2022 and ended on March 31, 2022 was the last option period under the ASPP. There will be no future option periods, which means associates can no longer purchase shares under the ASPP.

2.	ASPP participants were not able to increase their payroll deduction elections or rates of contribution from what was in effect as of Jan. 1, 2022.

3.	Cerner’s ASPP has been suspended and will terminate as of five days before the tender offer expiration date.

If the acquisition by Oracle does not close, then Cerner will provide more information about what that means for ASPP participation.

2. Will there be another purchase period after the purchase period that began on Jan. 1, 2022 and ended on March 21, 2022?

There will be NO further offering periods for the ASPP plan. Effective Jan. 1, 2022, the one-year sale restriction for purchased shares no longer applies to past or future shares acquired in the ASPP. Therefore, once purchased, you may hold your shares as long as you wish and/or sell them anytime (subject to applicable trading policies for all associates and covered persons).

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March 31, 2022 was the final purchase date under the ASPP. You will not be able to purchase any additional shares of common stock through the ASPP unless the acquisition of Cerner by Oracle does not close and Cerner resumes the ASPP.

•	If you happen to have any funds in your ASPP account after March 31, 2022, those funds will be refunded to you through payroll.

If the acquisition of Cerner by Oracle does not close, then Cerner will provide more information about what that means for ASPP participation.

3. What was the purchase price of the common stock on the purchase date for the final offering period?

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The purchase price terms of the ASPP have not changed, so the purchase price of the common stock on the final purchase date (March 31, 2022) will be 85% of the closing price of the common stock on that date.

4. What will happen to all of my shares of common stock that I have purchased under the ASPP?

•	On the date of change in control, shares purchased under the ASPP will be paid out $95.00 per share. This applies to both tendered and non-tendered shares.

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Assuming you do not sell (or otherwise dispose of) the shares you’ve purchased through the ASPP, those shares will be treated just like all other shares of common stock for purposes of the tender offer and the merger. This means:

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If you decide to tender (sell) your vested shares in the tender offer, you will receive $95.00 per share. If you do not tender your shares and you do not properly exercise appraisal rights, and the merger is completed, your vested shares will be cashed out, and you will receive $95.00 per share.

•	If the acquisition of Cerner by Oracle does not close, then you will continue to own your shares of Cerner common stock that you have purchased through the ASPP.

5. I am not actively contributing to the ASPP right now, but I still have common stock that I bought previously under the ASPP. How will I be impacted by the merger?

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All shares of common stock that you own, whether you purchased them recently or previously, will be treated the same. You can tender (sell) your shares as part of the tender offer. If you do not sell or otherwise dispose of your shares before the merger is complete, once the merger is completed, your shares will be cashed out at $95.00 per share.

6. If I tender shares that I have purchased under the ASPP, will that be treated like a “disposition” of my common stock, and if so, how will that be treated for tax purposes?

•	The specific tax consequences will depend on each shareholder’s particular situation. The best thing to do is seek advice from your own legal, tax and financial advisors on this topic.

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At a high level, yes, the tender of your shares in the tender offer, or the cash out of your shares upon completion of the merger, will be considered a disposition triggering a taxable event. The specific tax treatment will depend on how long you have held the shares purchased under the ASPP.

If the merger does not close and the merger agreement is terminated, then you will continue to own your shares of common stock that you purchased through the ASPP, and there will be no “disposition” of your shares in connection with the Merger.

7. What should I do with my ASPP account statements from before the merger?

•	Those statements will reflect how much you paid for the shares of common stock you acquired under the ASPP, so you should save them for tax purposes.

8. Will I continue to receive dividends on shares of common stock that I purchased under the ASPP?

•	Upon completion of the merger, no – because you will no longer own shares of Cerner common stock. Your vested shares will be tendered, and your unvested shares will be converted to Oracle stock.

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If the acquisition by Oracle does not close, then as long as you hold shares of common stock, you will continue to be eligible to receive Cerner dividends, if declared, on shares that you purchased in the past under the ASPP in the same manner and at the same time as other Cerner common shareholders.

9. How do I tender my ASPP shares?

•	Your ASPP shares can be tendered as outlined in the FAQ above.

10. Will I be able to vote my ASPP shares after I tender them?

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Yes, you will still be able to vote any fully vested shares of common stock purchased under the ASPP in any action that requires a shareholder vote until the tender offer is closed and shares tendered are accepted by the purchaser.

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To be clear, no stockholder vote is required to consummate the merger. If you elect to tender your shares of common stock into the tender offer, each share of common stock will be purchased by a subsidiary of Oracle Corporation for $95.00 per share. If you do not elect to tender your shares, each share of common stock that you own will be converted into the right to receive $95.00 per share, upon consummation of the merger.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and Cerner, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Cerner, anticipated customer benefits and general business outlook. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Cerner, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibilities that the transaction will not close or that the closing may be delayed, that the anticipated synergies may not be achieved after closing, and that the combined operations may not be successfully integrated in a timely manner, if at all; the ability of Cerner to retain customers and key personnel and to maintain relationships with key suppliers; litigation or claims relating to the transaction or Cerner’s assets and business; general economic conditions in regions in which either company does business; the impact of the COVID-19 pandemic on how Cerner and its customers are operating their businesses and the duration and extent to which the pandemic will impact Cerner’s future results of operations; and the possibility that Cerner may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Cerner.

In addition, please refer to the documents that Cerner files with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Cerner’s respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by law, Cerner is not under any duty to update any of the information in this document.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle has commenced a tender offer for the outstanding shares of Cerner common stock. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cerner common stock, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary have filed with the SEC upon commencement of the tender offer. Oracle and its acquisition subsidiary have filed tender offer materials on Schedule TO, and Cerner has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement contain important information. Holders of shares of Cerner common stock are urged to read these documents carefully (as each may be amended or supplemented from time to time) because they contain important information that holders of shares of Cerner common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of Cerner common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and Cerner file annual, quarterly and special reports and other information with the SEC, which are available at the website maintained by the SEC at http://www.sec.gov.